PRESS RELEASE
                        For Immediate Release

Date:               February 14, 2007
Contact:            Bruce W. Teeters, Sr. Vice President
Phone:              (386) 274-2202
Facsimile:          (386) 274-1223

                        CONSOLIDATED TOMOKA REPORTS 2006 EARNINGS

     DAYTONA BEACH, FLORIDA - Consolidated-Tomoka Land Co. (AMEX CTO) today reported net income of $14,028,322 or $2.47 basic earnings per share for the year ended December 31, 2006, and earnings before depreciation, amortization, and deferred taxes (EBDDT) of $21,626,683 or $3.80 per basic share for such period. The comparable numbers for 2005 were net income of $14,817,750 or $2.62 basic earnings per share and EBDDT of $14,797,476 or $2.61 per basic share For the three months ended December 31, 2006, net income totaled $5,776,338 or $1.01 per basic share compared with net income of $2,195,344 or $.39 per basic share for the same period in 2005.

     EBDDT is being provided to reflect the impact of the Company's business strategy of investing in income properties. This strategy generates significant amounts of depreciation and deferred taxes. The Company believes EBDDT is useful, along with net income, to understanding the
Company's operating   results.  In 2006, EBDDT was significantly higher
because all qualifying profits from 2006 sales were deferred for tax purposes compared with 2005 when only a portion of the profits were deferred for tax purposes and a $5.0 million reclassification adjustment of deferred taxes resulting from an Internal Revenue Service settlement agreement which was reflected in 2005's EBDDT.

     William H. McMunn, president and chief executive officer, stated, "Despite the national weakening of the residential real estate market, the Company's operating results of $2.47 per basic share for 2006 were near record levels. We attribute our performance to a relatively table commercial sales market and to the design of our business model, which tends to level out periodic downturns in the real estate cycle. Real estate sales for 2006 totaled 213 acres at an average price of $96,470 per acre. Profit from our income properties portfolio continued to grow with the addition of Dick's Sporting Goods and Best Buy stores in Atlanta, Georgia, in the second quarter of 2006."

     Consolidated-Tomoka Land Co. is a Florida-based Company primarily engaged in the conversion of Company owned agricultural lands into a portfolio of income properties strategically located throughout the Southeast, and the development, management, and sale of targeted real estate properties. Visit our website at www.consolidatedtomoka.com.
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"Safe Harbor"

     Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements. The words "believe," "estimate," "expect," "intend," "anticipate," "will," "could," "may," "should," "plan," "potential," "predict," "forecast," "project," and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made.
Forward-looking statements are made based upon management's expectations and beliefs concerning future developments and their potential effect upon the Company. There can be no assurance that future developments will be in accordance with management's expectations or that the effect of future developments on the Company will be those anticipated by management.
     The Company wishes to caution readers that the assumptions which form the basis for forward-looking statements with respect to or that may impact earnings for the year ended December 31, 2007, and thereafter include many factors that are beyond the Company's ability to control or estimate precisely
  These risks and uncertainties include, but are not limited to, the market demand of the Company's real estate parcels, income properties, timber and other products; the impact of competitive real estate; changes in pricing by the Company or its competitors; the costs and other effects of complying with environmental and other regulatory requirements; losses due to natural disasters; and changes in national, regional or local economic and political conditions, such as inflation, deflation, or fluctuation in interest rates.
     While the Company periodically reassesses material trends and uncertainties affecting its results of operations and financial condition, the Company does not intend to review or revise any particular forward-looking statement referenced herein in light of future events.

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